 Exhibit 99.1

NEWS RELEASE

Federal Circuit Remands Case Back to District Court

in ParkerVision v. Qualcomm

Appellate Court Dismisses Appeal for Lack of Jurisdiction

JACKSONVILLE, FL / ACCESS Newswire / October 1, 2026 / ParkerVision, Inc. (“the Company”) (OTCQB:PRKR), announced that the Court of Appeals for the Federal Circuit (“Federal Circuit” or “CAFC”) issued its order in the expedited appeal of the Company’s patent infringement case against Qualcomm, finding that the CAFC does not currently have jurisdiction to determine the merits of the appeal and remanding the case back to the middle district of Florida.

The Federal Circuit opinion states, “As we are dismissing the appeal for lack of jurisdiction, on remand the case will pick up where it was prior to the district court’s Rule 54(b) order, leaving it to the district court’s discretion how to proceed.”

The Company’s appeal on the merits, filed earlier this year, related to the district court’s 3rd claim construction ruling that resulted in a summary judgment dismissal of the Company’s receiver patent claims.  Upon remand to district court, the Company will pursue a jury trial for infringement of its transmitter patent claims and preserve the right to appeal the claim construction of the receiver claims following a final ruling by the district court in the transmitter case. Based on the Company’s expert report submitted in the case, the damages ask for the transmitter portion of the case is approximately $440 million, excluding any potential interest.

The Federal Circuit specifically noted in its order that it did not rule on the merits of the receiver claim construction as it determined it lacked proper jurisdiction at this time to do so.

The CAFC also denied the Company’s request to assign the case to a new district court judge.

Jeffrey Parker, CEO of ParkerVision stated, “This decision was procedural and does not address the merits of the district court’s claim construction which the Federal Circuit specifically declined to evaluate.  While we are disappointed that the federal circuit is supporting what we believe is an inefficient bifurcation of our case between our receiver and transmitter technologies, we are pleased that an opinion has been issued without further delay so that we may move forward with the pursuit of a jury trial on the transmitter claims as expeditiously as possible.”

Parker continued, “We remain confident in the strength of our patents and intend to pursue all available avenues, including appellate court review of the receiver claim construction ruling at the appropriate time.”

About ParkerVision

ParkerVision, Inc. is an innovator in radio-frequency (RF) technologies used in advanced wireless communication systems. The company holds an extensive patent portfolio in the U.S. and internationally and continues to pursue licensing and enforcement strategies to protect its intellectual property rights. For more information, please visit www.parkervision.com.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding the timing and outcome of the Company’s pending litigation matters, its plans to pursue a jury trial and further appellate review, and potential damages or other recovery. These statements are based on current expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially, including factors beyond the Company's control. Forward-looking statements can be identified by words such as “believe,” “intend,” “will,” “may,” and similar expressions, although not all forward looking statements contain these words.

Factors that could cause actual results to differ materially include, but are not limited to, adverse court rulings, delays in litigation or appeals, the possibility that damages awarded or recovered may be substantially less than the amount sought or that no recovery may be obtained, and other risks detailed in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2025, and subsequent filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made.

The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contact:

Cindy French                                                                    Tony Vignieri

Chief Financial Officer                                                    Communications Director

cfrench@parkervision.com                                              tvignieri@parkervision.com